Mastodon Ventures, Inc.

600 Congress Ave, Suite 1220

Austin, Texas 78701

512.498.1200 / 512.498.1201 fax

August 14, 2009

Mr. Boyd E. Hoback

President and Chief Executive Officer

Good Times Restaurants, Inc.

601 Corporate Circle

Golden, CO 80401

Via Email

Attn:  Mr. Boyd Hoback

Dear Mr. Hoback:

            This letter agreement confirms our understanding that Good Times Restaurants, Inc. and its wholly owned subsidiary, Good Times Drive Thru, Inc., and all other of its subsidiaries and affiliated entities, if any, (collectively, hereinafter "GTRI", the "Company", or "you")  have engaged Mastodon Ventures, Inc. ("Mastodon" or "we"), to act as their exclusive strategic advisor with respect to an exploration of strategic options available to the Company in the form of a Restructuring (as defined herein) of the Company including the Company's Restaurants and Real Property.

            WHEREAS, the Company owns, operates directly, operates jointly, and franchises a group of Restaurants and owns related Real Estate located in the United States; and

10425256.2

Mr. Boyd Hoback

August 11, 2009

            WHEREAS, the Company is interested in exploring, (a) the renegotiation of certain terms and conditions of its current debt with its existing lenders, which may include, but shall not be limited to, potential payment forbearances or other payment deferments, and/or  covenant relief, (b) the renegotiation of certain of its obligations or contingent obligations to other third parties, including but not limited to, landlords, (c) an increase in its available working capital, which may include  the sale of additional of its debt or equity, and/or assets, and (d) any and all other options that will further the long-term business prospects of the Company and provide incremental value to its shareholders (the "Restructuring").

            WHEREAS, Mastodon has substantial experience and expertise in all aspects of corporate finance, including corporate restructurings, recapitalizations, financings, mergers, acquisitions, strategic alliances, sales and purchases of similar enterprises, and capital structuring for both debt and equity for  private and public companies; and

            WHEREAS, accordingly, the Company wishes to engage Mastodon to act as its exclusive strategic advisor in connection with any such Restructuring, and Mastodon is willing to be so engaged, all on and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the recipient and sufficiency of which are hereby unconditionally acknowledged, the parties hereto do hereby agree as follows:

1.         As part of our services with respect to a Restructuring, we will, if appropriate and if requested by you:

(a)                assist you in analyzing and evaluating the business, operations, and financial position of the Company;

(b)               assist you in negotiations with your Creditors and others with respect to a Restructuring;

(c)                assist you in identifying and negotiations with potential Investors (for purposes of this Agreement, potential purchasers shall be included in the definition of potential Investors) and potential Lenders with respect to a Restructuring;

10425256.2

Mr. Boyd Hoback

August 11, 2009

(d)               assist you in preparing an information memorandum for distribution and presentation to potential new Investors/Lenders and existing Creditors;

(e)                assist you in the preparation, structuring, negotiating, and implementation of a Restructuring plan including the potential divestiture of certain assets; and;

(f)                assist you in the screening of interested prospective Investors and/or Lenders;

(g)               assist you in coordinating the data room for the due diligence investigations by potential Investors/Lenders or Creditors;

(h)               assist you in evaluating proposals which are received from potential Investors/Lenders and existing Creditors;

(i)                 assist you in the preparation of any documents required to be filed with federal and state agencies relating to a Restructuring Event; and

(j)                 be available at your request to meet with your Board of Directors, legal counsel, Creditors, and/or potential Investors/Lenders to discuss a proposed Restructuring Event and its financial implications.

Except as set forth on Annex B hereto, during the Term (hereinafter defined) of this Agreement, neither you nor your Representatives (hereinafter defined) will have any material discussions with potential Investors/Lenders or Creditors without informing Mastodon and referring any potential Investors/Lenders to Mastodon, and except as set forth on Annex B hereto, you agree to refer all inquiries by any potential Investors/Lenders to Mastodon, and you further agree that you will identify any likely Investors/Lenders to Mastodon.

10425256.2

Mr. Boyd Hoback

August 11, 2009

While Mastodon is being engaged by the Company as an advisor to the Company to explore strategic options, Mastodon understands that the Board of Directors of the Company has appointed a special committee to consider certain of such options on behalf of the shareholders of the Company.  Mastodon agrees that its services shall include communicating with such special committee as it may reasonably request and, if directed by such committee, Mastodon shall hold such communications in confidence.

2.         In connection with Mastodon's engagement hereunder, you will furnish Mastodon with all information concerning the Company and its assets which Mastodon reasonably deems necessary or appropriate and will provide Mastodon with access to your officers, directors, managers, members, employees, accountants, counsel and other representatives (collectively, the "Representatives"), it being understood that Mastodon will rely solely upon such information supplied by you and your Representatives without assuming any responsibility for the independent investigation or verification thereof.  All non-public information concerning the Company, which is given to Mastodon by or on behalf of you and marked as such will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public through no fault of Mastodon.  Except as otherwise required by law or judicial or regulatory process, Mastodon will not disclose such information to a third party (not including any of Mastodon's officers, directors, employees and  professional advisors who need to know such information in order to assist Mastodon in the performance of its services hereunder) without your prior written consent.

3.         As compensation for our services hereunder in connection with a Restructuring, you will pay Mastodon:

10425256.2

Mr. Boyd Hoback

August 11, 2009

(a)                an engagement fee of Twenty Five Thousand Dollars ($25,000) (the "Retainer") which  is payable upon the execution of this Agreement and which is refundable if Mastodon voluntarily terminates this Agreement or if the Company terminates this Agreement for cause (as a result of willful misconduct, negligence or bad faith exercised by Mastodon) by written notice to the other party prior to December 15, 2009  and

(b)               Provided that Mastodon or the Company has not terminated this Agreement as provided in paragraph 3(a) by written notice, a non-refundable Monthly Maintenance Fee according to the following schedule:

                                                                          i.      October 15, 2009, Seven Thousand Five Hundred Dollars ($7,500)

                                                                        ii.      November 15, 2009, Seven Thousand Five Hundred Dollars ($7,500)

                                                                      iii.      December 15, 2009, Seven Thousand Five Hundred Dollars  ($7,500), and

(c)                upon and subject to the consummation (i.e., closing) of a Restructuring Event (as defined below) a fee of Two Hundred Fifty Thousand Dollars ($250,000.00).the "Success Fee"),

10425256.2

Mr. Boyd Hoback

August 11, 2009

(d)               Notwithstanding the foregoing, Mastodon's Maximum Aggregate Fee (including the Retainer, the Monthly Maintenance Fee, and the Success Fee shall be limited to the lesser of (i) Two Hundred Ninety Seven Thousand Five Hundred Dollars ($297,500), or (ii) in the event of a Sale by the Company of all or substantially all of its assets or equity, four percent (4%) of the Aggregate Consideration (as defined below) received by the Company and/or or its shareholders or, (iii) in the event of a sale of new equity or existing assets, whereby such sale represents less than fifty percent (50%) of the equity outstanding after such equity issuance, or less than fifty percent of its assets, six percent (6%) of the proceeds received by the Company from such new equity or asset sale, and/or (iv) in the event of a sale of new debt by the Company two percent (2%) of the face value of the new debt.

4.         For Purposes of this Agreement a Restructuring Event shall be defined as any of the following events (a) the issuance by the company of new debt or equity, (b) the sale of less than fifty percent of the Company's assets or equity, excluding real estate (c) the Sale of substantially all of the Company's equity or assets (a "Sale").  Subject to the provisions of Paragraph 3(d), the Success Fee shall be payable to Mastodon as provided in Paragraph 3(c) immediately and concurrently with the closing of a Restructuring Event unless, in the case of a Sale, the Aggregate Consideration in connection with the structure of a Sale includes a promissory note, earn-out, or other deferred cash compensation or other deferred cash consideration payable to the Company and/or the shareholders of the Company in connection with a Sale (such payments being referred to herein as the "Deferred Payments"), in which instance that portion of the applicable fee which is calculated and based on the proceeds of the Aggregate Consideration received by the Company and/or the shareholders of the Company at the first closing will be paid to Mastodon at such first closing of a Sale and that portion of any such fee which under Paragraph 3(d) is calculated and based on the proceeds of the Aggregate Consideration received by the Company and/or the shareholders of the Company with respect to the Deferred Payments will be paid to Mastodon at the time such proceeds are received by the Company and/or such shareholders.

10425256.2

Mr. Boyd Hoback

August 11, 2009

5.         In addition, you agree to reimburse Mastodon for all reasonable out-of-pocket expenses incurred by Mastodon in connection with this Agreement, including the fees and expenses of its legal counsel, if any, and any other advisor retained by Mastodon (it being understood that the retention of any such advisor including legal counsel, will be made only with your prior approval), which reimbursements will be made within 15 days after your receipt of Mastodon's invoice therefor.  Notwithstanding the foregoing, Mastodon will be required to obtain your prior written approval for all expenses which in the aggregate exceed Ten Thousand Dollars ($10,000) during Mastodon's engagement for which Mastodon will seek reimbursement from you.  Such reimbursements are exclusive of Mastodon's entitlement to legal fees pursuant to Annex A and Paragraph 15 hereof.

6.         For purposes of this Agreement, the term "Sale" shall be defined as the sale (whether in one or a series of transactions) of all or a substantial amount of the assets or fifty percent or more of the capital stock of the Company, any merger or other business combination between the Company and any purchaser, any liquidation of the Company whether voluntarily or involuntarily, or any other form of disposition of the stock, or assets of the Companies which results in the effective sale of the principal business and operations of the Company or by the current shareholders thereof.

7.         Also, for purposes of this Agreement, the term "Aggregate Consideration" shall mean the total cash and all non-cash consideration received at closing of a Sale or thereafter by the Company and/or the shareholders of the Company in connection with a Sale, such non-cash consideration to include, without limitation, the principal amount (excluding interest) on any promissory note received by the Company and/or the shareholders of the Company, all securities and other property or assets received by the Company and/or such shareholders of the Company, all debt which after the transaction has a term of greater than one year assumed by a Purchaser, and any other similar form of compensation or consideration paid or payable, or otherwise to be distributed, directly or indirectly, to the Company and/or the Company's subsidiaries and/or shareholders in connection with a Sale.  Aggregate Consideration shall specifically include the proceeds of all earn-outs or other deferred compensation or consideration received by the Company and/or the Company's subsidiaries and/or the shareholders thereof, as applicable, in connection with a Sale.  For purposes hereof, the fair market value of any securities received by the Company and/or such subsidiaries or shareholders, as applicable, shall mean the closing price of such securities on the date of closing (or the closing price of such securities on the last day immediately preceding the closing if there is no such closing price on the date of closing) or the value ascribed to such securities in the definitive purchase agreement relating to a Sale.

10425256.2

Mr. Boyd Hoback

August 11, 2009

8.         No advice or opinion rendered, or analyses or materials prepared, by Mastodon in connection with this Agreement, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to by you without our prior written consent.  In addition, Mastodon may not be otherwise referred to by you without our prior written consent.  The foregoing consents shall not however be unreasonably withheld.

9.         You acknowledge that Mastodon may, at its option and expense and after consummation of a Restructuring Event (including a Sale) place announcements and advertisements or otherwise publicize a Restructuring Event and Mastodon's role in it (which may include the reproduction of the Company's logos and hyperlinks to the Company's website) on Mastodon's internet website and in such financial and other newspapers and journals as it may choose, stating that Mastodon has acted as strategic  advisor to the Company in connection with a Restructuring Event.  Furthermore, if requested by Mastodon, the Companies shall include a mutually acceptable reference to Mastodon in any press release or other public announcement made by the Companies regarding the transactions described in this Agreement.

10.       Since Mastodon will be acting on behalf of the Company in connection with its engagement hereunder, you and Mastodon agree to the indemnity provisions and other matters set forth in Annex A which is incorporated into this Agreement by reference thereto.

10425256.2

Mr. Boyd Hoback

August 11, 2009

11.       You further agree that if Mastodon is asked to provide any other services to the Company relating to this engagement which are not specifically provided for in this Agreement, then such services shall constitute separate engagements and the terms and conditions of any such separate engagements will be subject to and embodied in one or more separate written agreements containing provisions and terms to be mutually agreed upon, including without limitation, appropriate indemnification provisions.  The foregoing shall not however apply to a fairness opinion which Mastodon shall furnish in connection with a Restructuring Event, without additional consideration, if such an opinion is customary for such a transaction, which opinion shall be in a form which is customary for such transaction.

12.       Mastodon's engagement hereunder shall commence on the date hereof and remain in effect for a period of six months (the "Term") but may be terminated at any time, with or without cause, by either Mastodon or the Company, upon thirty (30) days' prior written notice thereof to the other party; provided, however, that in the event of any termination of this Agreement by the Company or upon the expiration of the Term of this Agreement, Mastodon will continue to be entitled to its full Success Fee provided for herein in the event that at any time prior to twelve (12) months after any such termination or expiration the Company  consummates or enter into an agreement providing for a Restructuring Event (including a Sale)  with a party(s) identified by either Mastodon or the Company during the Term of this Agreement, or a party(s) that proposed a Restructuring Event or to whom the Company proposed a Restructuring Event or with whom the Company had discussions regarding a Restructuring Event during the Term of this Agreement, whether or not such discussions were initiated by Mastodon or such party(s) was introduced by Mastodon, and provided, further, that the expiration or termination of this Agreement shall not affect the Company's obligations to pay the expenses payable to Mastodon during the term of this Agreement as provided for herein and to indemnify Mastodon and those persons and entities as provided in Annex A referred to above.

10425256.2

Mr. Boyd Hoback

August 11, 2009

13.       Mastodon may agree or arrange to provide any prospective Investors, Lenders or Purchasers with assistance, or otherwise assist them in obtaining, all or a portion of the financing they require in connection with a proposed Restructuring Event (including a Sale).  Although Mastodon, in the course of acting in such other capacity, may acquire information about such prospective Investors, Lenders or Purchasers, Mastodon shall have no obligation to disclose such information to the Company, or to use such information on the Company's behalf.  In any such event, with the prior consent of the Company, which consent shall not be unreasonably withheld, such services that may be provided by Mastodon to any such prospective Investors, Lenders or Purchasers and that Mastodon may be separately compensated with respect to such services by any such Investor, Lender or Purchasers.

14.       You acknowledge that there is no assurance that Mastodon's services hereunder will result in the consummation of a Restructuring Event, or, if so, the terms thereof, it being understood that the terms of each proposed Restructuring Event are subject to your approval, as determined by you, in your sole discretion.

15.  In connection with this engagement, Mastodon is acting as an independent contractor and not in any other capacity.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, applicable to contracts made and to be performed therein.  This Agreement (including Annex A) constitutes the sole and entire agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof, may not be modified or waived except pursuant to a written instrument signed by the party to be bound thereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall not be assignable by any of the parties hereto without the written consent of the non-assigning party).  The prevailing party, in any legal action or proceeding brought to enforce or defend the enforcement of this Agreement, shall be entitled to reimbursement of its costs and expenses (including legal fees) incurred in connection therewith from the non-prevailing party.  The Companies agrees to be jointly and severally liable for any obligations due to Mastodon under this Agreement including the indemnity provisions of Annex A.

16.    All notices under this Agreement must be in writing and shall be delivered either personally, receipt acknowledged, or sent by certified mail, return receipt requested, addressed to the parties as follows (or at any such other address as shall be hereafter provided by notice to the other parties hereto):

If to Mastodon, to it at:

Mastodon Ventures, Inc.

10425256.2

Mr. Boyd Hoback

August 11, 2009

600 Congress Avenue, Suite 1220

Austin, Texas 78701

Attn:  Robert Hersch, President

            With a copy to:

            Robert L. Blessey, Esq.

            51 Lyon Ridge Road

            Katonah, New York 10536

If to the Company, to it at:

            Good Times Restaurants, Inc.

            601 Corporate Circle

            Golden, CO 80401

Attn:  Mr. Boyd Hoback

           With a Copy to:

            Roger Cohen

            Snell and Wilmer, LLP

            Tabor Center
            1200 Seventeenth Street
            Suite 1900
            Denver, Colorado 80202

Any such notices shall be deemed given upon receipt, if delivered personally, or within three days after mailing, if mailed by certified mail, as aforesaid.

17.       This Agreement has been duly authorized by all corporate or other action required therefor and is a valid and binding obligation of each of the parties hereto.

10425256.2

Mr. Boyd Hoback

August 11, 2009

18.       This Agreement may be signed by the parties in counterpart.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

We are delighted to accept this engagement and look forward to working with you on this assignment.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement in the space provided below.

Very truly yours,

MASTODON VENTURES, INC.

By: /s/ Robert Hersch

                                                                        Robert Hersch, President

Accepted and agreed to as of the date first written above:

GOOD TIMES RESTAURANTS, INC.

By: /s/ Boyd E. Hoback

      Boyd Hoback, President and Chief Executive Officer

            August 14, 2009

10425256.2

ANNEX A

10425256.2

Mr. Boyd Hoback

August 11, 2009

1.  In further consideration of the agreements contained in our Engagement letter dated the date hereof (the "Engagement"), in the event that Mastodon Ventures, Inc. ("Mastodon") or any of its affiliates, the respective directors, officers, partners, agents or employees of Mastodon or any of its affiliates, or any other person controlling Mastodon or any of its affiliates (collectively, the "Indemnified Persons") becomes involved, in any capacity, in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including, Good Times Restaurants, Inc. and/or the affiliated entities and or subsidiaries (as defined and identified in the engagement) (collectively the "Company"), or the stockholders or other equity owners of the Company, in connection with or as a result of or in any way based upon the Engagement or any matter referred to in the Engagement, the Company will reimburse such Indemnified Person for its reasonable legal and other expenses (including without limitation the costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred. The Company will also indemnify and hold harmless any Indemnified Person from and against, and the Company agrees that no Indemnified Person shall have any liability to the Company or its owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, "Losses") (A) related to or arising out of (i) the Company's actions or failures to act (including statements or omissions made or information provided by the Company or its agents) or (ii) actions or failures to act by an Indemnified Person with the Company's consent or in reliance on the Company's actions or failures to act or (B) otherwise related to or arising out of the engagement, or Mastodon's performance thereof, except that this clause (B) and the above indemnity of legal and other expenses shall not apply to any Losses that are finally determined by a court or arbitral tribunal to have resulted primarily from the gross negligence, willful misconduct or bad faith of such Indemnified Person. If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless, other than as a result of gross negligence, willful misconduct or bad faith, the Company agrees to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by Mastodon, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of Mastodon on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by Mastodon from the Company in connection with the Engagement. Relative benefits to the Company, on the one hand, and Mastodon, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement, bears to (ii) all fees actually received by Mastodon in connection with the Engagement.

10425256.2

Mr. Boyd Hoback

August 11, 2009

2.  The Company will not, without Mastodon's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities or obligations arising out of such action, claim, suit, investigation or proceeding.  The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person's prior written consent.  No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the Company's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.  Any Indemnified Person who or which is required to commence an action to enforce the indemnification rights granted hereunder shall be entitled to be reimbursed for the costs and expenses incurred by such Indemnified Person in connection therewith (including their reasonable counsel fees).

3.  Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will notify Mastodon in writing thereof (if not previously so notified) and, if requested by Mastodon, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to Mastodon.

10425256.2

Mr. Boyd Hoback

August 11, 2009

4.  The Company's obligations hereunder shall be joint and several and in addition to all other rights that any Indemnified Person may have at common law or otherwise.  The Company acknowledges that in connection with the Engagement Mastodon is acting as an independent contractor and not in any other capacity.  This agreement and any other agreements relating to the Engagement shall be governed by and construed in accordance with the laws of the State of Colorado, applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent (for purposes of this agreement and the engagement) to the exclusive jurisdiction of the appropriate Court of the  State of Nevada or the United States District Court for the State of Colorado and the respective appellate courts thereof.  Notwithstanding the foregoing, solely for purposes of enforcing the Company's obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this agreement or the engagement is brought by or against any Indemnified Person.  MASTODON AND THE COMPANY HEREBY AGREE ON ITS OWN OR THEIR BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT OR MASTODON'S PERFORMANCE THEREOF.

5.  The provisions of this agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement.  If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  The provisions of this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (this agreement shall not be assignable in the absence of the written consent of the non-assigning party).

6.  This Agreement may be signed by the parties in counterpart.

Good Times Restaurants, Inc.

By: /s/ Boyd E. Hoback

      Boyd Hoback, President and Chief Executive Officer

ACCEPTED AND AGREED TO AS OF THE DATE HEREOF:

MASTODON VENTURES, INC.

By: /s/ Robert Hersch

     Robert Hersch, President

10425256.2

ANNEX B

Notwithstanding anything to the contrary contained in the Agreement to which this Annex B is attached, and except as otherwise may be agreed by the Company, Mastodon's Maximum Aggregate Fee as defined in paragraph 3(d) of the Agreement shall be limited to the lesser of One Hundred and Fifty Thousand Dollars ($150,000.00) or 50% of the amounts defined in Paragraph 3(d)(ii), (iii) and (iv)  from any transaction of the Company, provided that the Company has received a term sheet (or such other similar agreement) for a transaction within Forty-Five (45) days from the date hereof and has entered into a definitive agreement for such transaction within Ninety (90) days hereof with  persons or entities identified by the company independent of Mastodon. 10425256.2